As filed with the Securities and Exchange Commission on August 8, 2017

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

AEVI GENOMIC MEDICINE, INC.

(Exact name of registrant as specified in its charter)

Delaware	98-0217544
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

435 Devon Park Drive, Suite 715

Wayne, Pennsylvania 19087

(Address of principal executive offices, including zip code)

Stand-Alone Non-Qualified Stock Option Agreement for Eric Phillips

Stand-Alone Non-Qualified Stock Option Agreement for Michael Diem

(Full title of the plan)

Michael F. Cola
President and Chief Executive Officer
Aevi Genomic Medicine, Inc.
435 Devon Park Drive, Suite 715
Wayne, PA 19087

Phone: (610) 254-4201

(Name, address and telephone number, including area code, of agent for service)

 With a copy to:

Brian M. Katz, Esq.

Pepper Hamilton LLP

3000 Two Logan Square

Philadelphia, PA 19103

(215) 981-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001 per share	100,000 shares (2)	$5.07 (4)	$507,000	$58.76
Common Stock, par value $0.0001 per share	350,000 shares (3)	$5.10 (5)	$1,785,000	$206.88

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the outstanding shares of the Registrant’s common stock.

(2)	Represents 100,000 shares of the Registrant’s common stock issuable under the inducement stock option award pursuant to a stock option agreement entered into with Eric Phillips on April 19, 2016.

(3)	Represents 350,000 shares of the Registrant’s common stock issuable under the inducement stock option award pursuant to a stock option agreement entered into with Michael Diem on May 2, 2016.

(4)	Such shares are issuable upon exercise of outstanding options with a fixed exercise price. Pursuant to Rule 457(h) of the Securities Act, the aggregate offering price and the fee have been computed upon the basis of the price at which the option may be exercised, which was the closing price of a share of Registrant’s common stock on the date of grant of such option as reported on the NYSE MKT on April 19, 2016.

(5)	Such shares are issuable upon exercise of outstanding options with a fixed exercise price. Pursuant to Rule 457(h) of the Securities Act, the aggregate offering price and the fee have been computed upon the basis of the price at which the option may be exercised, which was the closing price of a share of Registrant’s common stock on the date of grant of such option as reported on the NYSE MKT on May 2, 2016.

EXPLANATORY NOTE

This Registration Statement on Form S-8 covers up to 450,000 shares of common stock, par value $0.0001 per share (“Common Stock”) of Aevi Genomic Medicine, Inc. (the “Registrant”), issuable upon the exercise of stock options issued as inducement grants to two of the Registrant’s current employees (the “Inducement Grants”). The Inducement Grants were made outside of the Aevi Genomic Medicine, Inc. Stock Incentive Plan, as amended.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of the Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Form S-8. The document(s) containing the information specified in Part I of Form S-8 will be sent or given to the recipient of the Inducement Grants, as required by Rule 428 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act. Such documents need not be filed with the SEC either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in the registration statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated by reference into this Registration Statement and made a part hereof:

1.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on March 9, 2017;
2.	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, filed with the SEC on May 10, 2017;
3.	The Registrant’s Current Reports on Form 8-K filed with the SEC on February 27, 2017, April 25, 2017, June 19, 2017, and June 30, 2017; and
4.	The description of the Registrant’s common stock contained in its registration statement on Form 8-A filed with the SEC on October 20, 2016.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to filing a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents, except for the documents, or portions thereof, that are “furnished” (e.g., the portions of those documents set forth under Item 7.01 of Form 8-K or other information “furnished” to the SEC) rather than filed with the SEC. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant’s amended and restated certificate of incorporation provides that to the fullest extent permitted by the Delaware General Corporation Law, the Registrant’s directors shall not be liable to the Registrant or to its stockholders for monetary damages for breach of fiduciary duty as a director.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided, that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances. The Registrant’s amended and restated certificate of incorporation and by-laws provide that any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of our company, or by reason of the fact that he or she was serving at the request of our company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified (and we must advance expenses incurred in connection with the defense of such actions, suit or proceedings) to the full extent now or hereafter permitted by law.

The Registrant maintains an insurance policy providing indemnification for certain of its directors, officers, affiliates, partners and employees for certain liabilities.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, Aevi Genomic Medicine, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wayne, Pennsylvania on the 8th day of August, 2017.

Aevi Genomic Medicine, Inc.

By:	/s/ Brian D. Piper
Name: Brian D. Piper
Title: Chief Financial Officer and Corporate Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael F. Cola and Brian Piper, and each of them, his or her true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacity, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Michael F. Cola	President, Chief Executive Officer and Director	August 8, 2017
Michael F. Cola	(Principal Executive Officer)

/s/ Brian Piper	Chief Financial Officer and Corporate Secretary	August 8, 2017
Brian Piper	(Principal Financial Officer & Principal Accounting Officer)

/s/ Sol J. Barer	Chairman of the Board of Directors	August 8, 2017
Sol J. Barer

/s/ Eugene A. Bauer	Director	August 8, 2017
Eugene A. Bauer

/s/ Alastair Clemow	Director	August 8, 2017
Alastair Clemow

/s/ Barbara Duncan	Director	August 8, 2017
Barbara Duncan

/s/ Wilbur H. Gantz	Director	August 8, 2017
Wilbur H. Gantz

/s/ Joseph J. Grano, Jr.	Director	August 8, 2017
Joseph J. Grano, Jr.

Exhibit Index

Exhibit No.	Description
4.1	Amended and Restated Certificate of Incorporation of the Registrant (previously filed as Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 filed November 5, 2010 and incorporated herein by reference).
4.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Registrant (previously filed as Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 filed November 5, 2010 and incorporated herein by reference).
4.3	Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Registrant dated as of February 14, 2011 (previously filed as Exhibit 4.3 to the Registrant’s Post-Effective Amendment No. 1 to Form S-1 on Form S-3 filed July 16, 2012 and incorporated herein by reference).
4.4	Third Amended and Restated By-Laws of the Registrant (previously filed as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed December 15, 2016 and incorporated herein by reference).
4.5	Form of Non-Qualified Stock Option Award Terms (Outside of Plan) (previously filed as Exhibit 4.7 to the Registrant’s Registration Statement on Form S-8 filed October 15, 2013 and incorporated herein by reference).
5.1	Opinion of Pepper Hamilton LLP.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Kost Forer Gabbay & Kaiserer.
23.3	Consent of Pepper Hamilton LLP (included in Exhibit 5.1).
24.1	Power of Attorney (set forth on signature page hereto).
99.1	Stock Option Award Agreement, dated April 19, 2016, between the Registrant and Eric Phillips.
99.2	Stock Option Award Agreement, dated May 2, 2016, between the Registrant and Michael Diem.